FOURTH AMENDMENT TO RIGHTS AGREEMENT
                     ____________________________________

     This Fourth Amendment, dated as of September 18, 1997 (the "Amendment"), is by and between Equitable of Iowa Companies, an Iowa corporation (the "Company") and First Chicago Trust Company of New York, a corporation organized under the laws of the State of New York ("First Chicago") and amends the Rights Agreement dated as of April 30, 1992, as previously amended (the "Rights Agreement") between the Company and First Chicago.

     WHEREAS, the Company and First Chicago currently are parties to the Rights Agreement; and

     WHEREAS, the Company and First Chicago desire to amend the Rights Agreement to provide that a merger by the Company with and into PFHI Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of ING Groep N.V., a Netherlands corporation, will not entitle any person to acquire securities of any person at a discount and the Rights Agreement will terminate prior to the effective time of the merger.

     NOW, THEREFORE, the Company and First Chicago agree as follows:

     1. AMENDMENTS TO RIGHTS AGREEMENT. The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment:

     (a) Section 7(a) of the Rights Agreement shall be amended to delete the "or" before (iii) and to add an "or" at the end of (iii), along with the following subsection (iv):

          (iv) the termination of the Rights pursuant to Section 34 hereof.

     (b) The first clause of Section 11(a)(ii) of the Rights Agreement shall be amended to read as follows:

     Subject to Sections 24 and 34 of this Agreement, . . . .

     (c) Section 13 of the Rights Agreement shall be amended to insert the following clause at the beginning of the Section:

     Subject to Section 34 of this Agreement, . . . .

     (d) A new Section 34 shall be added to the Rights Agreement, which shall read as follows:

          34. ING GROEP N.V. MERGER. For such time as the Agreement and Plan of Merger dated as of July 7, 1997 (the "Merger Agreement") by and among the Company, ING Groep N.V., a Netherlands corporation ("ING") and PFHI Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of ING shall remain in effect, no holder of a Right shall be entitled to purchase Common Shares of the Company as provided in Section 11(a)(ii) of this Agreement or Common Shares of such other Person as provided in Section 13 of this Agreement as a result of the merger contemplated by the Merger Agreement. The Rights Agreement shall terminate immediately prior to the Effective Time of the Merger (as such terms are defined in the Merger Agreement).

     2.   MISCELLANEOUS.

     (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

     (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

     (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

     (d) Except as provided for herein, all other provisions of the Rights Agreement remain unchanged.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals, if any, to be hereunto affixed and attested, all as of the day and year first written above.

ATTEST:                                     EQUITABLE OF IOWA COMPANIES


By: /s/ John A. Merriman                    By: /s/ Fred S. Hubbell
    _____________________                       ________________________
    John A. Merriman                            Fred S. Hubbell
    Secretary                                   President and
                                                Chief Executive Officer

Corporate Seal

ATTEST:                                     FIRST CHICAGO TRUST COMPANY
                                            OF NEW YORK


By: /s/ John Gagnon                         By: /s/ Thomas F. Tighe
    _____________________                       ________________________
    John Gagnon                                 Thomas F. Tighe
    Vice President                              Vice President


Corporate Seal